Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Fourth Quarter 2020 Results
Introduces 2021 Outlook Reflecting a Return to Growth

STAMFORD, Conn. – January 27, 2021 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter 2020 and reported its full year results on Form 10-K1.
Fourth Quarter 2020 Highlights
•Total revenue of $2.279 billion, including rental revenue2 of $1.854 billion.
•Fleet productivity3 decreased 3.8% year-over-year, mainly due to lower rental volumes; fleet productivity improved 420 basis points sequentially, primarily due to better fleet absorption.
•Net income of $297 million, implying a net income margin4 of 13.0%. GAAP diluted earnings per share of $4.09, and adjusted EPS4 of $5.04.
•Adjusted EBITDA4 of $1.037 billion, implying an adjusted EBITDA margin4 of 45.5%.
•Full year net cash from operating activities of $2.658 billion; free cash flow5 of $2.440 billion, including gross rental capital spending of $961 million.
•Year-end net leverage ratio of 2.4x, with total liquidity6 of $3.073 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I want to thank our employees for safely supporting our customers in 2020 and delivering an exceptional performance despite unprecedented challenges. Results for the fourth quarter exceeded our expectations, driven by stronger rental volume and robust used equipment sales. We are encouraged by the momentum this gives us going into 2021.”

Flannery continued, “Our guidance reflects an improvement in customer sentiment as the economy continues to heal, and our own confidence in our ability to execute. After lapping a challenging comp in the first quarter, we expect to pivot back to growth through the remainder of the year, which, together with continued cost discipline, will deliver strong profitability. We anticipate another robust year of free cash flow generation, after significantly increasing our capex to support growing demand.”

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1.A discussion of the company’s full year 2020 results of operations is included in its Annual Report on Form 10-K filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
4.Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
5.Free cash flow is a non-GAAP measure. See the table below for a reconciliation to the most comparable GAAP measure.
6.Reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2021 Outlook

The company provided the following outlook for 2021.

	2021 Outlook	2020 Actual
Total revenue	$8.625 billion to $9.025 billion	$8.530 billion
Adjusted EBITDA[7]	$3.925 billion to $4.125 billion	$3.932 billion
Net rental capital expenditures after gross purchases	$1.15 billion to $1.45 billion, after gross purchases of $2.0 billion to $2.3 billion	$103 million net, $961 million gross
Net cash provided by operating activities	$2.95 billion to $3.45 billion	$2.658 billion
Free cash flow (excluding merger and restructuring related payments, such payments were $14 million in 2020)	$1.65 billion to $1.85 billion	$2.454 billion
Summary of Fourth Quarter 2020 Financial Results
•Rental revenue for the quarter was $1.854 billion, reflecting a decrease of 10.1% year-over-year.
•Used equipment sales in the quarter generated $275 million of proceeds at a GAAP gross margin of 37.1% and an adjusted gross margin8 of 42.5%; this compares with $244 million at a GAAP gross margin of 36.5% and an adjusted gross margin of 43.4% for the same period last year. Used equipment proceeds in the quarter were approximately 49.5% of original equipment cost ("OEC"), compared to 51.6% in the year-ago period.
•Net income for the quarter decreased 12.1% year-over-year to $297 million, while net income margin decreased 80 basis points to 13.0%. Rental gross margin decreased 120 basis points year-over-year, with 40 basis points of the margin decline due to depreciation expense, which decreased 8% year-over-year, but increased as a percentage of revenue. The decrease in rental gross margin excluding depreciation was primarily due to increased insurance costs, which included the impact of hurricane activity in the fourth quarter of 2020. Selling, general and administrative ("SG&A") expense and non-rental depreciation and amortization decreased slightly year-over-year, but increased as a percentage of revenue. The fourth quarter of 2020 also included increased charges associated with the restructuring program that commenced in 2020. The net income margin impact of these items was partially offset by lower interest expense, reflecting decreases in both average debt and the average cost of debt.
•Adjusted EBITDA for the quarter decreased 10.1% year-over-year to $1.037 billion, while adjusted EBITDA margin decreased 150 basis points to 45.5%. The decrease in adjusted EBITDA margin included an 80 basis point reduction in rental margin (excluding depreciation), as discussed above. Revenue mix, in particular an increase in the proportion of revenue from used equipment sales, also contributed to the adjusted EBITDA margin decline.

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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

•General rentals segment had a decrease of 11.1% year-over-year in rental revenue to $1.432 billion for the quarter. Rental gross margin decreased by 190 basis points to 38.0%, with 40 basis points of the margin decline due to depreciation expense, which decreased 9% year-over-year, but increased as a percentage of revenue. The remaining decrease in rental gross margin excluding the depreciation impact was primarily due to increased insurance costs, as discussed above.
•Specialty rentals segment, or Trench, Power and Fluid Solutions, rental revenue decreased 6.6% year-over-year to $422 million for the quarter. Rental gross margin increased by 70 basis points to 44.5%, mainly due to decreases in fleet repair costs and overtime labor, partially offset by increases in depreciation expense and certain other operating expenses as a percentage of revenue, as well as a higher proportion of revenue from certain lower margin ancillary fees in the fourth quarter of 2020.
•Cash flow from operating activities decreased 12.1% to $2.658 billion for the full year, and free cash flow, including aggregated merger and restructuring payments, increased 55.8% to $2.440 billion. The increase in free cash flow was predominantly due to decreased net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), partially offset by lower net cash from operating activities. Net rental capital expenditures decreased $1.198 billion year-over-year, primarily reflecting reduced purchases of rental equipment.
•Capital management includes the company's targeted net leverage ratio range of 2.0x-3.0x. The net leverage ratio was 2.4x at December 31, 2020, as compared to 2.6x at December 31, 2019. In 2020, the company reduced its total net debt by $1.896 billion. On January 28, 2020, the company's Board of Directors authorized a $500 million share repurchase program. Through March 18, 2020, when the program was paused due to the pandemic, the company repurchased $257 million of common stock, reducing the diluted share count by 2.8%. The company is currently unable to estimate when, or if, the program will be restarted, and expects to provide an update at a future date.
•Total liquidity was $3.073 billion as of December 31, 2020, including $202 million of cash and cash equivalents, an increase of $930 million from December 31, 2019. The company has no note maturities until 2026.
•Return on invested capital (ROIC)9 was 8.9% for the year ended December 31, 2020, compared with 10.4% for the year ended December 31, 2019. The year-over-year decrease was primarily due to a decline in after-tax operating income. ROIC exceeded the company’s current weighted average cost of capital of approximately 7.0%.

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9.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 28, 2021, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 9683079.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,154 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,250 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $13.78 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding the length of time it will take for the coronavirus (COVID-19) pandemic to subside, including the time it will take for vaccines to be broadly distributed and accepted in the United States and the rest of the world, and the effectiveness of such vaccines in slowing or stopping the spread of COVID-19 and mitigating the economic effects of the pandemic; (3) the impact of the COVID-19 pandemic on global economic conditions, including the impact of the various measures that have been implemented to protect public health, many of which have reduced demand for equipment rentals; (4) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (5) rates we charge and time utilization we achieve being less than anticipated (including as a result of COVID-19); (6) excess fleet in the equipment rental industry, including as a result of reduced demand for fleet due to the impacts of COVID-19 on our customers; (7) inability to benefit from government spending, including spending associated with infrastructure projects; (8) trends in oil and natural gas could adversely affect the demand for our services and products; (9) competition from existing and new competitors; (10) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (11) the inability to refinance our indebtedness on terms that are favorable to us (including as a result of volatility and uncertainty in capital markets due to COVID-19), or at all; (12) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (13) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (14) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (15) inability to access the capital that our businesses or growth plans may require (including as a result of uncertainty in capital or other financial markets due to COVID-19); (16) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (17) the incurrence of impairment charges; (18) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated (for example, due to COVID-19); (19) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (20) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (21) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (22) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$1,854	$2,062	$7,140	$7,964
Sales of rental equipment	275	244	858	831
Sales of new equipment	78	79	247	268
Contractor supplies sales	25	26	98	104
Service and other revenues	47	45	187	184
Total revenues	2,279	2,456	8,530	9,351
Cost of revenues:
Cost of equipment rentals, excluding depreciation	737	802	2,820	3,126
Depreciation of rental equipment	385	420	1,601	1,631
Cost of rental equipment sales	173	155	526	518
Cost of new equipment sales	67	68	214	231
Cost of contractor supplies sales	17	19	69	73
Cost of service and other revenues	31	27	117	102
Total cost of revenues	1,410	1,491	5,347	5,681
Gross profit	869	965	3,183	3,670
Selling, general and administrative expenses	258	268	979	1,092
Merger related costs	—	—	—	1
Restructuring charge	6	2	17	18
Non-rental depreciation and amortization	95	96	387	407
Operating income	510	599	1,800	2,152
Interest expense, net	125	170	669	648
Other income, net	(2)	(4)	(8)	(10)
Income before provision for income taxes	387	433	1,139	1,514
Provision for income taxes	90	95	249	340
Net income	$297	$338	$890	$1,174
Diluted earnings per share	$4.09	$4.49	$12.20	$15.11

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$202	$52
Accounts receivable, net	1,315	1,530
Inventory	125	120
Prepaid expenses and other assets	375	140
Total current assets	2,017	1,842
Rental equipment, net	8,705	9,787
Property and equipment, net	604	604
Goodwill	5,168	5,154
Other intangible assets, net	648	895
Operating lease right-of-use assets	688	669
Other long-term assets	38	19
Total assets	$17,868	$18,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$704	$997
Accounts payable	466	454
Accrued expenses and other liabilities	720	747
Total current liabilities	1,890	2,198
Long-term debt	8,978	10,431
Deferred taxes	1,768	1,887
Operating lease liabilities	549	533
Other long-term liabilities	138	91
Total liabilities	13,323	15,140
Common stock	1	1
Additional paid-in capital	2,482	2,440
Retained earnings	6,165	5,275
Treasury stock	(3,957)	(3,700)
Accumulated other comprehensive loss	(146)	(186)
Total stockholders’ equity	4,545	3,830
Total liabilities and stockholders’ equity	$17,868	$18,970

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income	$297	$338	$890	$1,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	480	516	1,988	2,038
Amortization of deferred financing costs and original issue discounts	3	4	14	15
Gain on sales of rental equipment	(102)	(89)	(332)	(313)
Gain on sales of non-rental equipment	(3)	(3)	(8)	(6)
Insurance proceeds from damaged equipment	(6)	(6)	(40)	(24)
Stock compensation expense, net	24	16	70	61
Merger related costs	—	—	—	1
Restructuring charge	6	2	17	18
Loss on repurchase/redemption of debt securities and amendment of ABL facility	24	29	183	61
(Decrease) increase in deferred taxes	(55)	87	(121)	204
Changes in operating assets and liabilities:
Decrease in accounts receivable	16	69	218	39
(Increase) decrease in inventory	(17)	9	(5)	(8)
Increase in prepaid expenses and other assets	(258)	(38)	(228)	(59)
(Decrease) increase in accounts payable	(78)	(387)	10	(86)
Increase (decrease) in accrued expenses and other liabilities	39	(105)	2	(91)
Net cash provided by operating activities	370	442	2,658	3,024
Cash Flows From Investing Activities:
Purchases of rental equipment	(176)	(158)	(961)	(2,132)
Purchases of non-rental equipment	(52)	(61)	(197)	(218)
Proceeds from sales of rental equipment	275	244	858	831
Proceeds from sales of non-rental equipment	11	11	42	37
Insurance proceeds from damaged equipment	6	6	40	24
Purchases of other companies, net of cash acquired	—	(2)	(2)	(249)
Purchases of investments	(1)	(1)	(3)	(3)
Net cash provided by (used in) investing activities	63	39	(223)	(1,710)
Cash Flows From Financing Activities:
Proceeds from debt	2,009	3,135	9,260	9,260
Payments of debt	(2,416)	(3,409)	(11,245)	(9,678)
Payments of financing costs	—	(10)	(23)	(28)
Proceeds from the exercise of common stock options	—	1	1	11
Common stock repurchased (1)	(5)	(206)	(286)	(870)
Net cash used in financing activities	(412)	(489)	(2,293)	(1,305)
Effect of foreign exchange rates	7	—	8	—
Net increase (decrease) in cash and cash equivalents	28	(8)	150	9
Cash and cash equivalents at beginning of period	174	60	52	43
Cash and cash equivalents at end of period	$202	$52	$202	$52
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$79	$142	$318	$238
Cash paid for interest	45	101	483	581
(1)We have a $500 million share repurchase program which commenced in the first quarter of 2020 and was intended to run for 12 months. As discussed above, we have decided to pause repurchases under the program, due to the COVID-19 pandemic. We are currently unable to estimate when, or if, the program will be restarted, and we expect to provide an update at a future date. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2020	(5.6)%	(1.5)%	(3.8)%	0.8%	(10.1)%
Year Ended December 31, 2020	(2.2)%	(1.5)%	(6.9)%	0.3%	(10.3)%

Please refer to our Fourth Quarter 2020 Investor Presentation on unitedrentals.com for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The negative fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
General Rentals
Reportable segment equipment rentals revenue	$1,432	$1,610	(11.1)%	$5,472	$6,202	(11.8)%
Reportable segment equipment rentals gross profit	544	642	(15.3)%	1,954	2,407	(18.8)%
Reportable segment equipment rentals gross margin	38.0%	39.9%	(190) bps	35.7%	38.8%	(310) bps
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$422	$452	(6.6)%	$1,668	$1,762	(5.3)%
Reportable segment equipment rentals gross profit	188	198	(5.1)%	765	800	(4.4)%
Reportable segment equipment rentals gross margin	44.5%	43.8%	70 bps	45.9%	45.4%	50 bps
Total United Rentals
Total equipment rentals revenue	$1,854	$2,062	(10.1)%	$7,140	$7,964	(10.3)%
Total equipment rentals gross profit	732	840	(12.9)%	2,719	3,207	(15.2)%
Total equipment rentals gross margin	39.5%	40.7%	(120) bps	38.1%	40.3%	(220) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Numerator:
Net income available to common stockholders	$297	$338	$890	$1,174
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.3	75.1	72.7	77.3
Effect of dilutive securities:
Employee stock options	—	—	—	0.1
Restricted stock units	0.3	0.3	0.2	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.6	75.4	72.9	77.7
Diluted earnings per share	$4.09	$4.49	$12.20	$15.11

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Earnings per share - GAAP, as reported	$4.09	$4.49	$12.20	$15.11
After-tax impact of:
Merger related costs (2)	—	—	—	0.01
Merger related intangible asset amortization (3)	0.52	0.60	2.22	2.48
Impact on depreciation related to acquired fleet and property and equipment (4)	(0.04)	0.05	0.08	0.39
Impact of the fair value mark-up of acquired fleet (5)	0.16	0.16	0.51	0.72
Restructuring charge (6)	0.06	0.03	0.18	0.18
Asset impairment charge (7)	—	(0.01)	0.37	0.05
Loss on repurchase/redemption of debt securities and amendment of ABL facility (8)	0.25	0.28	1.88	0.58
Earnings per share - adjusted	$5.04	$5.60	$17.44	$19.52
Tax rate applied to above adjustments (1)	25.2%	25.1%	25.2%	25.3%

(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the BakerCorp International Holdings, Inc. (“BakerCorp”) and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(3)Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $350 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The 2020 charges primarily reflect the discontinuation of certain equipment programs, and were not related to COVID-19.
(8)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$297	$338	$890	$1,174
Provision for income taxes	90	95	249	340
Interest expense, net	125	170	669	648
Depreciation of rental equipment	385	420	1,601	1,631
Non-rental depreciation and amortization	95	96	387	407
EBITDA	$992	$1,119	$3,796	$4,200
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	6	2	17	18
Stock compensation expense, net (3)	24	16	70	61
Impact of the fair value mark-up of acquired fleet (4)	15	17	49	75
Adjusted EBITDA	$1,037	$1,154	$3,932	$4,355
Net income margin	13.0%	13.8%	10.4%	12.6%
Adjusted EBITDA margin	45.5%	47.0%	46.1%	46.6%

(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $350 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$370	$442	$2,658	$3,024
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(14)	(15)
Gain on sales of rental equipment	102	89	332	313
Gain on sales of non-rental equipment	3	3	8	6
Insurance proceeds from damaged equipment	6	6	40	24
Merger related costs (1)	—	—	—	(1)
Restructuring charge (2)	(6)	(2)	(17)	(18)
Stock compensation expense, net (3)	(24)	(16)	(70)	(61)
Loss on repurchase/redemption of debt securities and amendment of ABL facility (5)	(24)	(29)	(183)	(61)
Changes in assets and liabilities	444	387	241	170
Cash paid for interest	45	101	483	581
Cash paid for income taxes, net	79	142	318	238
EBITDA	$992	$1,119	$3,796	$4,200
Add back:
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	6	2	17	18
Stock compensation expense, net (3)	24	16	70	61
Impact of the fair value mark-up of acquired fleet (4)	15	17	49	75
Adjusted EBITDA	$1,037	$1,154	$3,932	$4,355
(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $350 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.
(5)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$370	$442	$2,658	$3,024
Purchases of rental equipment	(176)	(158)	(961)	(2,132)
Purchases of non-rental equipment	(52)	(61)	(197)	(218)
Proceeds from sales of rental equipment	275	244	858	831
Proceeds from sales of non-rental equipment	11	11	42	37
Insurance proceeds from damaged equipment	6	6	40	24
Free cash flow (1)	$434	$484	$2,440	$1,566

(1)Free cash flow included aggregate merger and restructuring related payments of $5 million and $4 million for the three months ended December 31, 2020 and 2019, respectively, and $14 million and $26 million for the years ended December 31, 2020 and 2019, respectively.

The table below provides a reconciliation between 2021 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,950- $3,450
Purchases of rental equipment	$(2,000)-$(2,300)
Proceeds from sales of rental equipment	$800-$900
Purchases of non-rental equipment, net of proceeds from sales	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,650- $1,850